Exhibit 23.7

7 Days Inn Group

10F, 705 Guangzhou Da Dao Nan Road

Guangzhou, China 510290

Subject: WRITTEN CONSENT TO REFERENCE JONES LANG LASALLE SALLMANNS LIMITED IN SEC FILINGS OF 7 DAYS INN GROUP (THE “COMPANY”)

Dear Sir,

We hereby consent to the references to our name, valuation methodologies, assumptions and value conclusions for accounting purposes, with respect to our appraisal reports addressed to the board of the Company in the Company’s Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.

In the preparation of our valuation reports, we relied on the accuracy and completeness of the financial information and other data related to the Company provided to us by the Company and its representatives. We did not audit or independently verify such financial information or other data relating to the Company and take no responsibility for the accuracy of such information.

Yours sincerely,

/s/ Jones Lang Lasalle Sallmanns Limited

Jones Lang Lasalle Sallmanns Limited